Filed Pursuant to Rule 433

Registration Statement No. 333-252149

Issuer Free Writing Prospectus dated April 21, 2021

Relating to Preliminary Prospectus dated April 6, 2021

WETRADE GROUP INC.

20,000,000 Shares of Common Stock

Free Writing Prospectus

This free writing prospectus relates to the registered offering of the shares of common stock of WeTrade Group Inc. (the “Company”) and should be read together with the preliminary prospectus dated April 6, 2021 (the “Preliminary Prospectus”) that was included in Amendment No. 1 to the Registration Statement on Form S-1 (File No. 333-252149) relating to these shares and may be accessed through the following weblink:

https://www.sec.gov/Archives/edgar/data/0001784970/000147793221002069/wtg_s1.htm

The Company has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Company has filed with the SEC for more complete information about the Company and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting Univest Securities, LLC at 212-343-8888.

WETRADE GROUP

Investment highlights

Industry coverage

Micro-business Industry
Tourism Industry
Hospitality Industry
Medical beauty Industry
Traditional Retail Industry

Large Market Potential

- The number of micro-business users is estimated to exceed 330 million in 2023 (Source: iresearch)
- There is a large potential in global SaaS market

Leading Technology

- The world's technical service provider of Cloud Intelligent System for micro-businesses
- Strong R&D in global cloud intelligent development

Financial Growth

- Business has potential for substantial growth
- Stable financial structure

Break through industry barriers

- The technical + social capabilities reshape multiple industries
- Industries move towards integration, intelligence and internationalization

Professional Management Team

- Strong partners in many industries
- Experienced team in new economy business areas

Offering Summary

Issuer	WeTrade Group Inc
Offering Type	Initial Public Offering
Proposed Listing/Symbol	Nasdaq Capital Market – "WETG" (Pending Nasdaq Approval)
Ordinary Shares Offered	20,000,000 Common stock
Offering Price	$4.00 - $6.00
Gross Proceeds	$80-120 million (Assuming no exercise of over-allotment option and excluding 3,000,000 Ordinary Shares)
Over-allotment	15%
Pre-offering Shares Outstanding	305,451,498 common stock
Use of Proceeds	• Approximately 58% for R&D and technology development • Approximately 22% for marketing and talent recruitment in China • Approximately 10% for strategic investment in service provider • Approximately 10% for general working capital
Underwriter	Univest Securities, LLC

Financial Highlights

Income Statement and Operating Margin

Income Statement
$Thousand
6,272
5,656
2,675
2020
Revenue
Gross Profit
Net Income

Operating Margin
90.2%
42.6%
2020
Gross Margin
Net Profit Margin

Note: The Company hasn't generated revenue until Q2, 2020.

Balance Sheet and Cash Flow Statement

Balance Sheet
2019
2020
Thousand USD
1,700
4,940
4,084
8,094
6,331
13,040
Total Liability
Total Asset

Operating Cash Flow
2019
2020
1,169
(131)

WeTrade Group Supply Chain

E-commerce CPS
Financial CPS
Local Life
Preferred Shopping
✓ YCloud aggregates the resources of actual users of system and categorizes them into four sections: mall CPS, financial CPS, local life, and preferred shopping
YCloud System
✓ YCloud shares the pooled resources to all users to strengthens the value of individual user's own merchandise and services, and allows users to provide more possibilities to their consumers
Users

Core Technology- YCloud

- AI marketing fission
- User marketing relationship implementation
- Payment scenario
- Livestreaming + short video system
- CPS commission income management
- Supply chain system